Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6908

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS FIRST QUARTER RESULTS AND REGULAR QUARTERLY CASH DIVIDEND

Broomall, Pennsylvania.  April 25, 2012 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today its results for the quarter ended March 31, 2012.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.05 per share, payable on May 25, 2012 to shareholders of record at the close of business on May 11, 2012.

The Company reported net income of $505,000 or $.09 per share for the quarter ended March 31, 2012 as compared to net income of $675,000 or $.12 per share for the quarter ended March 31, 2011.  Net interest income decreased $29,000 or 0.8% to $3.6 million while other income increased $44,000 or 29.5% to $193,000 for the quarter ended March 31, 2012 as compared to the same period in 2011.  Other expenses increased $251,000 or 9.3% to $2.9 million and the provision for loan losses remained the same and amounted to $225,000 for the quarters ended March 31, 2012 and 2011.  Income tax expense amounted to $113,000 for the quarter ended March 31, 2012 as compared to $179,000 for the same period in 2011.

The decrease in net interest income was primarily due to a $301,000 or 6.3% decrease in interest income on loans and securities which was mostly offset by a decrease of $272,000 or 23.7% in interest expense on customer deposits. The increase in other income was primarily due to the prior-period loss on sale of securities which amounted to $42,000.  The increase in other expenses primarily resulted from increases in salaries and employee benefits expense, professional fees and loan and real estate owned expenses which were partially offset by lower FDIC deposit insurance premiums.  The decrease in income tax expense was due to a lower level of taxable income.

The Company’s total assets increased $14.4 million or 3.1% to $483.9 million at March 31, 2012 as compared to $469.5 million at December 31, 2011.  Cash and cash equivalents increased $18.8 million or 19.6% to $114.7 million while net loans receivable decreased $8.1 million or 2.8% to $277.2 million.  Investment and mortgage-backed securities decreased $698,000 or 1.2% to $55.9 million at March 31, 2012.  Customer deposits increased $15.6 million or 4.1% to $391.6 million and borrowings decreased $802,000 or 20.7% to $3.1 million at March 31, 2012.  Total stockholders’ equity amounted to $82.9 million or 17.1% of total assets as of March 31, 2012 compared to $83.0 million or 17.7% of total assets at December 31, 2011.

Nonperforming assets decreased $762,000 to $16.3 million or 3.36% of total assets at March 31, 2012 as compared to $17.0 million or 3.63% of total assets at December 31, 2011.  The nonperforming assets at March 31, 2012 included $9.4 million in nonperforming loans and $6.9 million in real estate owned.  The decrease in nonperforming assets was primarily due to a $5.1 million decrease in nonperforming loans offset by a $4.3 million increase in real estate owned as of March 31, 2012.  Overall, nonperforming loans included $3.1 million in single-family residential real estate loans, $2.8 million in commercial real estate loans, $3.2 million in a real estate construction loan and $383,000 in student loans, which are fully guaranteed by the U.S. Government.

As previously reported, the $3.2 million nonperforming real estate construction loan is under an agreement of sale and the Company expects to receive sale proceeds of $3.3 million in May 2012.  In addition and as previously reported, the Company has a $2.7 million real estate owned property under an agreement of sale with a purchase price of $2.7 million and pending receipt of the deed from the sheriff of Philadelphia expects to settle in the second quarter of 2012.  Settlement of the two aforementioned properties will result in an additional 36% reduction in nonperforming assets to $10.4 million or 2.2% of total assets at March 31, 2012.  The allowance for loan losses amounted to $3.8 million or 40.5% of nonperforming loans at March 31, 2012 as compared to $4.0 million or 27.7% at December 31, 2011.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011
Interest income	$4,471	$4,772
Interest expense	874	1,146
Net interest income	3,597	3,626
Provision for loan losses	225	225
Other income	193	149
Other expenses	2,947	2,696
Income before income tax	618	854
Income tax expense	113	179
Net income	$ 505	$ 675

Basic earnings per share	$0.10	$0.12

Diluted earnings per share	$0.09	$0.12

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

	March 31,	December 31,
	2012	2011
Total assets	$483,934	$469,487
Cash and cash equivalents	114,653	95,852
Investment and mortgage-backed securities	55,850	56,548
Loans receivable - net	277,222	285,297
Deposits	391,617	376,048
Borrowings	3,076	3,878
Total stockholders' equity	82,894	82,995